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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                    MICROS SYSTEMS, INC. AND SUBSIDIARIES
                  years ended June 30, 1995, 1994, and 1993



                                          1995          1994          1993
                                      -----------    ----------    ----------
Weighted-average number of
 common shares                          7,835,147     7,734,667     7,554,223

Dilutive effect of outstanding
 stock options                            116,446       175,952       252,550
                                      -----------    ----------    ----------

Weighted-average number of
 common and common equivalent
 shares outstanding                     7,951,593     7,910,619     7,806,773
                                      ===========    ==========    ==========

Net income                            $11,576,800    $8,687,300    $5,759,900
                                      ===========    ==========    ==========

Net income per common and
 common equivalent share              $     1.46     $     1.10    $     0.74
                                      ===========    ==========    ==========



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